Exhibit 10.1

COMMERCIAL SUPPLY AGREEMENT
THIS COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is made as of January 31, 2014 (the “Effective Date”) by and between LifeVantage Corporation, a Colorado corporation having a place of business at 9815 South Monroe Street, Suite 100, Sandy, Utah 84070 (“Company”) and Deseret Laboratories, Inc., a Utah corporation having a place of business at 1414 East 3850 South, St. George, Utah 84790 (“Manufacturer”). Each of Company and Manufacturer is referred to as a “Party” and, collectively, the “Parties”.
WITNESSETH:
WHEREAS, Company develops, sells and distributes unique nutritional supplements and personal care products;
WHEREAS, Company desires that Manufacturer manufacture and supply certain products of Company’s based on Company’s formulas and specifications on the terms set forth herein; and
WHEREAS, Manufacturer desires to manufacture and supply such products on the terms set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, Company and Manufacturer agree as follows.
Article 1
DEFINITIONS
The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below.
1.1    “Adverse Supply Event” shall have the meaning set forth in Section 4.2(b).
1.2    “Affiliate” shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party to this Agreement at any time during the Term. A corporation or other entity shall be regarded as in control of another corporation or other entity if it owns, or directly or indirectly controls, in excess of fifty percent (50%) of the voting stock or membership interests of the other entity or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.
1.3    “Applicable Law” shall mean the Federal Food, Drug and Cosmetic Act and all other applicable laws, rules, regulations, guidelines, and standards, including, without limitation, cGMPs.

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1.4    “cGMP” shall mean the current good manufacturing practices required by the FDA and set forth in the United States Federal Food, Drug and Cosmetic Act or FDA regulations, policies or guidelines in effect at any time during the Term applicable to the Products, and all corresponding industry standards and requirements of each applicable Regulatory Authority.
1.5    “Company IP” shall mean intellectual property, including but not limited to: (i) Company’s rights and interests in and to issued patents and pending patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisionals, and renewals, all letters patent granted thereon, and all re-issues, re-examinations and extensions thereof, and supplemental protection certificates relating thereto, which relate to Product; (ii) all Technology related to Product; and (iii) any Improvements to the foregoing.
1.6    “Company Project IP” shall have the meaning set forth in Section 9.2.
1.7    “Confidential Information” shall mean the proprietary and confidential information of a Party disclosed under this Agreement, part of a prior disclosure, or developed hereunder, except any portion thereof which:
(a)    is known to the recipient at the time of the disclosure, as evidenced by its written records or other competent evidence;
(b)    is disclosed to the recipient by a third person lawfully in possession of such information and not under an obligation of nondisclosure;
(c)    is published or generally known to the public, either before or after the date of disclosure through no act or omission on the part of the recipient;
(d)    is developed by or for the recipient independently of Confidential Information disclosed hereunder as evidenced by the recipient’s written records or other competent evidence; or
(e)    is required by law to be disclosed by the recipient, to defend or prosecute litigation or to comply with governmental regulations, provided that the recipient gives the other Party hereto prompt prior written notice of such legal requirement, such that such other Party shall have the opportunity to apply for confidential treatment of such Confidential Information, and reasonably cooperates therewith. The Confidential Information of Company shall be deemed to include all information concerning the terms and existence of this Agreement, as well as all Technology, Company IP, Company Project IP, Company’s Other Project IP and other information relating to the Products.
1.8    “Customer Representative in Plant” shall have the meaning set forth in Section 7.5.

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1.9    “Equipment” shall mean, as applicable, all equipment used to prepare, process, manufacture, blend, store, transport and package the Product.
1.10    “FDA” shall mean the United States Federal Drug Administration.
1.11    “Firm Purchase Order” shall have the meaning set forth in Section 5.2.
1.12    “Force Majeure” shall have the meaning set forth in Section 12.1(a).
1.13     “Improvements” shall mean any and all new developments by a Party, excluding Project IP, related to Product, Materials, manufacture or packaging, including, but not limited to, the Product’s use, composition, formulation, development, or processing.
1.14    “Initial Term” shall have the meaning set forth in Section 10.1.
1.15    “Materials” shall mean all active raw materials used to prepare, process, manufacture, blend and package the Product.
1.16    “Other Project IP” shall have the meaning set forth in Section 9.2.
1.17    “PAC” shall mean the Product Advisory Committee as set forth in Section 3.1.
1.18     “Product” or “Products” shall mean the products set forth on Exhibit A and other proprietary products purchased by Company under Firm Purchase Orders pursuant to this Agreement to be blended, manufactured, tableted and inspected, bottled, labeled, sealed, and packaged by manufacturer in accordance with the Product Specifications.
1.19    “Product Specifications” shall mean those product specifications identified on the Purchase Order; provided that any modification or amendment to the Product Specifications shall be mutually agreed on in writing by the Parties.
1.20    “Project IP” shall mean any developments, inventions, Improvements or Technology developed or conceived by the Company or Manufacturer pursuant to or in connection with this Agreement, or using, based on or derived from Company IP or Company Confidential Information.
1.21    “Purchase Order” shall mean written orders from Company to Manufacturer, which shall specify: (a) the quantity of Products ordered; (b) delivery dates; and (c) delivery destinations.
1.22    “Quality Agreement” shall have the meaning set forth in Section 7.2.
1.23    “Regulatory Authority” shall mean, with respect to the Territory, any federal, state or local or international regulatory agency, department, bureau or other governmental entity, including, without limitation, the FDA.

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1.24    “Renewal Term” shall have the meaning set forth in Section 10.1.
1.25     “Technology” shall mean and include any and all unpatented proprietary ideas, inventions, patents, patent applications, discoveries, Confidential Information, trade secrets (including, without limitation, ingredient profiles, flavor profiles and flavors), data, formulae, designs, specifications, methods, processes for mixing, blending, preparing and manufacturing the Products, ingredient and flavor formulations, regulatory information, techniques, ideas, know-how, technical information, process information, control, manufacturing data and materials.
1.26    “Territory” shall mean all countries and jurisdictions in the world.
1.27    “Term” shall have the meaning set forth in Section 10.1.
1.28    “Third Party” shall mean a party other than Manufacturer or Company and their respective Affiliates.
Article 2
PRODUCT; ADDITIONAL SERVICES
2.1    Purchase and Sale of Products. Pursuant to the terms and conditions of this Agreement and for the duration of this Agreement, Manufacturer shall manufacture, sell and deliver to Company all Product ordered by Company, and Company shall purchase and take delivery from Manufacturer Product ordered by Company in Firm Purchase Orders. Company shall have the right at all times to obtain Products from one or more second sources.
2.2    Additional Services. During the Term, the Parties may agree that Manufacturer shall provide to Company the additional services agreed in writing by the Parties and annexed as an Exhibit hereto.
Article 3
PRODUCT MANAGEMENT COMMITTEE
3.1    Product Advisory Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a Product Advisory Committee (the “PAC”) to coordinate key Product issues including, without limitation, Product development, manufacturing process, ingredient procurement, quality and testing, and logistics relating to this Agreement. The PAC shall be composed of two (2) senior, qualified representatives from each Party (or from a Party’s Affiliate), with representatives having experience in product development, finance, supply chain logistics, and manufacturing. A Party may replace one or both of its PAC representatives from time to time upon written notice to the other Party. The PAC shall exist during the Term, unless the Parties otherwise agree in writing. Each Party shall appoint one of its representatives on the PAC as its secretary. The secretary shall be responsible for scheduling meetings of the PAC and agendas for such meetings (at least ten (10) days before such meetings). The PAC secretary shall be responsible for having minutes of each PAC meeting prepared and circulated among

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the PAC members within five (5) days after each meeting. For clarity, the PAC is an advisory committee, and Company shall maintain all final decision-making authority related to the Product and its development and manufacture.
3.2    PAC Meetings. The PAC shall meet at least once every calendar quarter during the Initial Term (and more frequently, if mutually agreed by a majority of the PAC members) and annually thereafter. Meetings may be held by telephone or video-conference; provided that at least one (1) meeting per year shall be held in person. Meetings of the PAC shall be effective only if at least one (1) PAC representative of each Party participates in the meeting (in person or by telephone or video conference). Each Party shall be responsible for expenses incurred by its PAC representatives in attending or otherwise participating in PAC meetings. If only one PAC representative of a Party is present at a meeting, then that representative shall have the right to cast the vote of the absent Party representative.
3.3    PAC Responsibilities. The PAC shall facilitate open communication, collaboration and cooperation between the Parties with respect to the Products and manufacturing thereof, and shall promote the prompt and reasonable resolution of issues or problems that may arise in connection therewith. The principal functions of the PAC are to foster a collaborative relationship between the Parties to expedite the efficient manufacturing and delivery of Product, discuss new Product development, discuss Product and manufacturing developments and challenges and work on solutions, disclose Project IP and process developments; and identify forecasting and sales trends.
Article 4
MANUFACTURE AND SUPPLY OF PRODUCTS
4.1    Manufacture. Manufacturer shall fulfill all Firm Purchase Orders in accordance with this Agreement. In the event of any supply interruption, Manufacturer agrees to promptly notify Company with full details and to use its best efforts to restore supply of Product to the levels forecasted and as contemplated in this Agreement as soon as possible, provided that such notice shall not change in any manner Manufacturer’s obligations under this Agreement.
4.2    Failure and Shortfalls.
(a)    In the event that Manufacturer fails to deliver by the relevant delivery date at least ninety five percent (95%) of Product meeting the requirements of this Agreement under Firm Purchase Orders, Company may cancel the amount of the shortfall from the relevant Firm Purchase Orders and have the shortfall manufactured by one or more second sources.
(b)    In the event that (i) Manufacturer has been given notice from a regulatory, governmental agency or Company indicating a significant regulatory deficiency or safety concern related to the Materials, the manufacture of Product or a Product-related facility, (ii) a Manufacturer facility has experienced a Force Majeure that prevents or materially curtails, or would reasonably be expected to prevent or materially curtail, the manufacture

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and delivery of Product as contemplated hereunder, or (iii) Manufacturer is unable to comply, or has not complied, with a change in the manufacturing process that is required by a Regulatory Authority or by the Company, notwithstanding Company agreeing to pay the reasonable actual costs attributable to such change (each, an “Adverse Supply Event”), and Manufacturer cannot, or will not, remediate the circumstances of the Adverse Supply Event so that manufacture and delivery of Product can continue and/or resume under this Agreement as contemplated herein within thirty (30) days after the occurrence of the Adverse Supply Event, then Company may cancel relevant outstanding Purchase Orders, whether or not such Purchase Orders have been accepted by Manufacturer, and have all such Product manufactured by one or more second sources from the period beginning on the date of the Adverse Supply Event, or date that supply of Product ceased. Manufacturer shall use its best efforts to resume Product manufacture after any Adverse Supply Event including, without limitation, promptly complying with any reasonable manufacturing process changes requested by Company.
4.3    Regulatory Approval. Manufacturer shall reasonably assist Company in obtaining any necessary governmental and regulatory approvals for the Products in any country in the Territory (“Regulatory Approval”). Manufacturer shall use its commercially reasonable efforts to successfully perform all activities requested by Company in order to obtain Regulatory Approvals for the Territory, which shall include, without limitation, performing all tasks in a timely and professional manner and adhering to all timelines required to obtain such approvals as quickly as practicable. Manufacturer shall be reasonably reimbursed, if said activities are excessive according to industry standards.
Article 5
ORDERS
5.1    Purchase Orders.
(a)    Company shall submit each Purchase Order for Product to Manufacturer at least sixty (60) days prior to the delivery date for the Products set forth therein. Company shall deliver to the Manufacturer the Materials needed for the manufacture of the Product no fewer than forty-five (45) days prior to such delivery date. Late deliveries of needed Materials will result in a corresponding adjustment to the delivery date.
(b)    Each Purchase Order or any acknowledgment thereof, whether printed, stamped, typed, or written shall be governed by the terms of this Agreement and none of the provisions of such Purchase Order or acknowledgment shall be applicable except those specifying Product and quantity ordered, delivery dates, special shipping instructions and invoice information.
(c)    Manufacturer shall deliver Product on the delivery dates set forth in each Firm Purchase Order, provided delivery may be up to thirty (30) days before or fifteen (15) days after any such delivery date. In the event that Manufacturer believes it may miss a

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delivery date in a Firm Purchase Order submitted by Company, Manufacturer shall promptly give Company written notice of the same specifying in detail the reasons for the late delivery.
5.2    Purchase Order Confirmation. As soon as practicable but no later than five (5) days after receipt of Company’s Purchase Orders issued in accordance with this Agreement, Manufacturer shall confirm to Company its receipt of the Purchase Order, delivery date and quantity of product order by Company. Any Purchase Order shall be deemed accepted by Manufacturer if not rejected within five (5) business days of its receipt by Manufacturer. A Purchase Order shall be deemed a “Firm Purchase Order” after it has been accepted, or deemed to have been accepted, by Manufacturer in accordance with this Section 5.2.
5.3    Other Firm Purchase Order Changes or Cancellations. If Company requests other changes to Firm Purchase Orders, Manufacturer shall attempt to accommodate the changes within reasonable manufacturing capabilities and efficiencies. If Manufacturer can accommodate such change, Manufacturer shall advise Company of the costs associated with making any such change and Company shall be deemed to have accepted the obligation to pay Manufacturer for such costs if Company indicates in writing to Manufacturer that Manufacturer should proceed to make the change. If Manufacturer cannot accommodate such change, Company shall be bound to the original Firm Purchase Order. If Company cancels a Firm Purchase Order, Manufacturer shall be relieved of its obligation to manufacture Product under such Firm Purchase Order, and Company shall be obligated to pay Manufacturer its reasonable and documented costs associated with its fulfillment of such Firm Purchase Order prior to cancellation including, but not limited to, any costs associated with Materials purchased by Manufacturer to be used in the Manufacture of Products that cannot be reasonably used for future manufacture of Products or the manufacture of another party’s products. The Company will then own said material it paid for under this Section.
5.4    Materials.
(a)    Supply. Manufacturer shall manufacture the Products for Company from Materials that Company shall purchase and supply at its sole cost including, without limitation, any replacement Materials (unless such replacement is required due to an act or omission of Manufacturer). Company may store with the Manufacturer a reasonable safety stock of Materials and Manufacturer shall at all times remain responsible for the safety stock including, without limitation, the storage, rotation, security and insurance thereof. The Company shall be solely responsible for any defect or contamination in the Materials if such defect or contamination existed in the Materials at the time Company supplied it to Manufacturer and such defect or contamination would not be expected to be discovered by Manufacturer through the exercise of ordinary due care. Manufacturer will at its expense perform any testing on the Materials under this Agreement, the Quality Agreement and as the Parties may mutually agree from time to time, and Manufacturer shall notify Company of any out of specification test results.

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(b)    Company Title. Company shall retain title to such Materials at all times; provided, however, risk of loss or damage to the Materials shall remain with Manufacturer while in its possession or control except for ordinary and expected degradation and expiration of such Material supplied by the Company for which Company shall be responsible. If requested by Company any or all Materials or Product in process will be delivered to Company or its designee at the Company’s expense.
5.5    Equipment. Manufacturer shall pay the cost of all Equipment used to perform its obligations under this Agreement, unless special prior arrangements are made and agreed on in writing by the Parties. During the Term, Manufacturer shall be responsible for cleaning, maintaining, servicing, replacing and insuring such Equipment.
5.6    Product Labeling and Packaging. Manufacturer shall be solely responsible for ensuring that the final packaging complies with Product Specifications. Manufacturer shall provide Company with samples of all such final packaging or labeling materials upon request.
5.7    Lot and Date Coding; Sub-Lots. Lot and date coding are to be applied on all outer packaging for all Products as directed by Company. Should Company desire Manufacturer to split a manufacturing lot of the Products into several sub-lots during packaging, there shall be no split fees. Expiration dates are to be as determined by Company unless otherwise agreed on by the Parties in writing.
5.8    Waste. Manufacturer shall be responsible for the costs of disposal in accordance with all Applicable Laws of all waste related to the Product except for waste caused by Material supplied by Company that is defective or contaminated at the time it is supplied to Manufacturer. If necessary, Manufacturer shall hire, and direct a contractor to remove all waste from Manufacturer’s manufacturing facility for the Products.
5.9    Delivery. Manufacturer shall deliver the Products to Company pursuant to instructions provided by Company from time to time and will include shipping charges on the invoice for each shipment of Products. Risk of loss for the Products shall pass to Company, F.O.B. Manufacturer the time when they are delivered as set forth above. Title to the Product and all Product in process shall at all times remain in Company. Shipment shall be via a carrier designated by Company. For shipments to destinations outside the United States, Company shall be the exporter of record. If requested by Company, Manufacturer agrees to make multiple shipments of Products per lot at no charge to Company other than shipping costs.
5.10    Batch Failure/Acceptance of Products/Replacement of Nonconforming Shipment.
(a)    In the event of a batch failure during preparation for manufacture or during manufacture, or the discovery by Manufacturer of out-of-specification Product prior to shipment, written notice of the same shall be promptly provided to Company with full details and, with the consent of Company, the batch of Product shall be replaced by Manufacturer as quickly as possible thereafter at Manufacturer’s cost and expense; provided, however,

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Company shall be responsible for such costs to the extent such costs result from Material supplied by Company that is defective or contaminated at the time it is supplied to Manufacturer. If directed by Company, Manufacturer agrees promptly to conduct an investigation and report to Company its findings, as well as take any corrective actions that are appropriate in light of the findings of the investigation or as are reasonably requested by Company.
(b)    After discovery that the Products fail to conform to the Product Specifications or other requirements of this Agreement, Company may reject a quantity of Products upon notice to Manufacturer. Manufacturer shall promptly replace all rejected Product, as soon as reasonably possible. If Company rejects such shipment, it shall also provide to Manufacturer samples of such Product for evaluation. If Manufacturer evaluates such Product and determines that it did conform to the Product Specifications and all other requirements of this Agreement, the Parties shall submit samples of such Product to a mutually acceptable independent laboratory or consultant, or both, as appropriate for evaluation. If such independent laboratory determines that the Product conformed to the Product Specifications and all other requirements of this Agreement, Company shall bear all expenses for the evaluation. If Manufacturer or such independent laboratory confirms that such shipment did not meet the Product Specifications and/or the other requirements of this Agreement, Manufacturer shall, in addition to promptly replacing, at no cost to Company, the Product which does not conform. Any nonconforming Product shall be destroyed as directed by Manufacturer, at Manufacturer’s expense unless such Product is nonconforming due to Company supplying Materials that is defective or contaminated at the time it is supplied to Manufacturer. Company shall not be required to pay Manufacturer for any Product which has been correctly rejected pursuant to this Section 5.10.
Article 6
PRICE AND PAYMENT
6.1    Price. Manufacturer shall invoice Company for the Products delivered by Manufacturer at the prices set forth on Exhibit A. Prices are firm through the Term of this Agreement; provided, however, the prices set forth on Exhibit A may be adjusted to the extent (a) Manufacturer and Company agree to changes in the manufacturing process that increase or decrease the cost of manufacturing the Product, or (b) the cost of raw materials purchased by Manufacturer increases. Notwithstanding the foregoing, price adjustments pursuant to Section 6.1(b) shall not be made more frequently than once in any twelve (12) month period.
6.2    Payment. Manufacturer shall invoice Company upon shipment of the Products following release by Manufacturer’s Quality Assurance department in accordance with the Quality Agreement. Company shall make payment net thirty (30) days from the date of receipt of Manufacturer’s invoice. Company may, at its option, pre-pay fifty percent (50%) of the purchase order for a one percent (1%) discount off the Purchase Order amount.

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6.3    Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), lawfully assessed or charged on the purchase by Company of the Products sold pursuant to this Agreement shall be paid by Company.
Article 7
QUALITY
7.1    Quality Control. Manufacturer shall apply its quality control procedures and in-plant quality control checks on the manufacture of the Products for Company in the same manner as Manufacturer applies such procedures and checks to products similar to the Products manufactured for sale by Manufacturer. In addition, Manufacturer shall test and release the Products in accordance with its standard test methods mutually-agreed upon by Company and Manufacturer to ensure that the Products conform to the Product Specifications. Manufacturer shall not change the formula or manufacturing process for Product without the prior consent of Company.
7.2    Quality Agreement. If requested by Company, the Parties shall negotiate in good faith to enter into a quality agreement relating to the quality of the Products delivered under this Agreement (the “Quality Agreement”).
7.3    Audit Rights.
(a)    Company shall have the right, upon twenty four (24) hour prior written notice to Manufacturer, to conduct, at its expense and during normal business hours, a quality assurance audit and inspection of Manufacturer’s records and production facilities relating to the manufacturing, assembly and/or packaging of the Products. Except as provided in Section 7.3(b), such audits shall, assuming the full cooperation of Manufacturer, not be conducted more frequently than three (3) times per calendar year unless there is a reasonable basis for additional audits. Any auditors that are not employees of Company shall be required to enter into confidentiality agreements with Manufacturer and Company containing terms of confidentiality that require them to keep confidential Manufacturer’s Confidential Information.
(b)    Company shall have the right to conduct additional audits in response to incidents/deviations associated with the manufacture/testing of the Products, given that a reasonable advanced notice is provided to Manufacturer. Visits by Company to Manufacturer production facilities may involve the transfer of Confidential Information, and any such Confidential Information shall be subject to the terms of Article 11 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 11 and shall not be disclosed to Third Parties, except to the extent required by law or otherwise in connection with regulatory or governmental compliance and only then upon prior written notice to Manufacturer, to the extent practicable. In the event that any audit or inspection reveals that Manufacturer failed to meet cGMPs or the Product Specifications, Manufacturer shall be responsible, at Manufacturer’s expense, for: (a)

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conducting an investigation to define the probable causes for the failure; (b) providing an acceptable cGMP investigation report and remediation plan to Company for review and, with respect to the remediation plan, approval; and (c) achieving compliance with cGMPs and the Product Specifications.
(c)    Company shall have the right, upon ten (10) days’ prior written notice to Manufacturer, to conduct, at its expense and during normal business hours, a quality assurance audit and inspection of all suppliers and vendors of Materials. Manufacturer shall ensure that each of its agreements with vendors and suppliers of Materials provides for both Manufacturer’s and Company’s right to audit their facilities and processes. Manufacturer shall provide Company written notice of its intent to audit a subcontractor or vendor of Materials no less than thirty (30) days prior to a scheduled audit, and shall offer Company an opportunity to attend and participate in such audit. Subcontractor and vendor audits shall, assuming the full cooperation of Manufacturer and the subcontractor or vendor at issue, (a) be limited to not more than two (2) auditors for a duration of two (2) days or, at the option of Company, one (1) auditor for three (3) days appointed by or representing Company and (b) may be conducted not more than one (1) time per calendar year, without a reasonable basis for additional audits. To the extent practicable Company shall coordinate its audits with Manufacturer so they can be completed simultaneously.
7.4    Notification of Inspection. In the event the FDA or other Regulatory Authority notifies Manufacturer that it intends to visit or inspect its facilities relating to the manufacture of Product, the following shall apply: (a) Manufacturer shall immediately provide notice of such visit or inspection to Company; (b) Manufacturer shall permit a representative of Company to be present at the facility during such visit or inspection; (c) Manufacturer shall permit such representative of Company to be present at, and participate in, each daily wrap up session for such inspection and the post-inspection wrap up session for such inspection; (d) Manufacturer promptly shall provide Company with copies of all written materials received by Manufacturer relating to such inspection; (e) Manufacturer shall provide Company with advance copies of all proposed responses, shall permit Company reasonable opportunity to review and comment on each such response, shall reasonably consider Company’s reasonable comments thereon and shall provide Company with copies of each such response as submitted; and (f) Manufacturer agrees to allow the FDA or other relevant Regulatory Authorities to conduct such audit and reasonably cooperate with the FDA and other Regulatory Authorities in connection therewith. In addition, Manufacturer shall advise Company immediately if an authorized agent of the FDA or other Regulatory Authority visits any Manufacturer facilities relating to the manufacture of Product without prior notice. Manufacturer shall furnish to Company the report by such agency of any such visit within thirty (30) days of Manufacturer’s receipt of such report.
7.5    Customer Representative in Plant. Company, at its own expense, shall have the right to appoint a technician to be assigned to each Manufacturer facility where any Product or component thereof is manufactured, assembled or packaged (“Customer Representative in Plant”) at such times and for such periods as, in the opinion of Company, is necessary to monitor compliance with this Agreement, or to coordinate and advise on the proper manufacture of the

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Products by Manufacturer. While at the Manufacturer facility, the Customer Representative in Plant shall have access solely to such areas of the Manufacturer facility in accordance with Manufacturer’s Customer Representative in Plant guidelines that are: (i) reasonably related to the manufacture of the Product; (ii) food-service areas; (iii) designated office space (with internet and phone service) as allocated to the Customer Representative in Plant by Manufacturer; (iv) public areas within the facility; or (v) as otherwise authorized by Manufacturer. The Customer Representative in Plant shall comply with all applicable Manufacturer policies and procedures (including, without limitation, all Manufacturer security policies and procedures and the Customer Representative in Plant guidelines) as provided to Company in writing. Company hereby represents that any and all of its employees visiting the Manufacturer facility shall be bound by terms of confidentiality.
7.6    Notification of Complaints. Company shall notify Manufacturer promptly of any Product complaints involving Manufacturer’s manufacture or packaging so as to provide, to the extent practicable, sufficient time to allow Manufacturer to evaluate the complaints and assist Company in responding to such complaints.
7.7    Product Recalls. In the event: (a) any Regulatory Authority or other national government authority issues a request, directive or order that the Products be recalled; (b) a court of competent jurisdiction orders such a recall or withdrawal; or (c) Company or Manufacturer reasonably determines that the Products should be recalled or withdrawn, the Parties shall take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. In the event that such recall results from the breach of Manufacturer’s express warranties under this Agreement or its negligence or willful misconduct, Manufacturer shall be responsible for promptly replacing the quantity of Products that were recalled at no cost to Company, which replacement of Products shall not limit the remedies available to Company.
Article 8
WARRANTIES; COVENANTS AND INDEMNIFICATION
8.1    Company’s Warranties.
Company represents and warrants to Manufacturer that Company’s performance of its obligations under this Agreement shall not result in a material violation or breach of any agreement, contract, commitment or obligation to which Company is a Party or by which it is bound and shall not conflict with or constitute a default under its corporate charter or bylaws.
8.2    Manufacturer’s Warranties and Covenants.
(a)    Manufacturer represents and warrants to Company that the Products Manufacturer delivers to Company pursuant to this Agreement shall: (i) at the time of delivery, not be adulterated within the meaning of the United States Federal Food, Drug and Cosmetic Act (the “Act”) or within the meaning of any applicable state or municipal law in which the definitions of adulteration are substantially the same as those contained in the

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Act, as the Act and such laws are constituted and effective at the time of delivery; (ii) shall be an article which may under the provisions of Section 404 of the Act be introduced into interstate commerce. Notwithstanding the foregoing, it shall not be a breach of this Section 8.2(a) if Product is adulterated within the meaning of the Act as a result of Material supplied by Company being defective or contaminated at the time of delivery to Manufacturer and Manufacturer has, with respect to such defective or contaminated Material, complied with the provisions of this Agreement relating to the testing and inspection.
(b)    Manufacturer further represents and warrants to Company that the Products Manufacturer delivers to Company pursuant to this Agreement shall, at the time of delivery, be free from defects in material and workmanship and shall have been manufactured: (i) in accordance and conformity with the Product Specifications and all the provisions of this Agreement; and (ii) in compliance with all Applicable Law. Notwithstanding the foregoing, it shall not be a breach of this Section 8.2(b) if Product is defective as a result of Material supplied by Company being defective or contaminated at the time of delivery to Manufacturer and Manufacturer has, with respect to such defective or contaminated raw material, complied with the provisions of this Agreement relating to the testing and inspection of raw material.
(c)    Manufacturer further represents and warrants to Company that Manufacturer’s performance of its obligations under this Agreement shall not result in a material violation or breach of any agreement, contract, commitment or obligation to which Manufacturer or its Affiliates is a party or by which it is bound and shall not conflict with or constitute a default under its Certificate of Incorporation or corporate bylaws. Manufacturer shall obtain and maintain all licenses and permits useful or necessary in order to meet its obligations hereunder.
(d)    Manufacturer further represents and warrants that it has in place facilities and processes necessary to protect the Confidential Information and ensure Product security, including without limitation restricted areas, workplace notices, and 24-hour on-site security personnel.
(e)    Manufacturer further represents and warrants that it shall perform all obligations hereunder in compliance with all Applicable Laws, Manufacturer’s standard operating procedures, and consistently high standards of workmanship and professionalism. With respect to Product delivered hereunder, Manufacturer has, and shall have, all the rights necessary to manufacture and sell the Product.
8.3    Indemnification by Manufacturer. Manufacturer shall indemnify, defend and hold harmless Company, its Affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by Third Parties to the extent such claims arise out of or are attributable to: (a) Manufacturer’s breach of this Agreement; or (b) any negligent or wrongful act or omission on the part of Manufacturer, its employees, agents,

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sub-contractors or representatives, or (d) any latent defect in the Products, such as contamination or adulteration, to the extent not solely attributable to the Materials as supplied on the date of supply by Company.
8.4    Indemnification by Company. Company shall indemnify, defend and hold harmless Manufacturer, its Affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by Third Parties to the extent such claims arise out of or are attributable to: (a) Company’s breach of this Agreement; (b) any negligence or willful misconduct of Company or its employees, agents or sub-contractors; or (c) any latent defect existing in the raw materials supplied by Company at the time such materials are delivered to Manufacturer if Manufacturer has, with respect to such defective or contaminated Material, complied with the provisions of this Agreement relating to testing and inspection.
8.5    Conditions of Indemnification. If either Party seeks indemnification from the other hereunder, it shall promptly give notice to the other Party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other Party in the investigation and defense of all such claims or suits. The indemnifying Party shall have the option to assume the other Party’s defense in any such claim or suit with counsel which is reasonably satisfactory to the other Party. No settlement or compromise shall be binding on a Party hereto without its prior written consent, such consent not to be unreasonably withheld.
8.6    Limitations.
(a)    EXCEPT AS OTHERWISE SET FORTH HEREIN, A PARTY SHALL NOT BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES RELATED TO THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, IN EXCESS OF THE AMOUNT OF ANY INSURANCE PROCEEDS RECOVERABLE UNDER THE LIABLE PARTY’S INSURANCE POLICIES, WHICH POLICIES SHALL INCLUDE COVERAGE NOT LESS THAN THAT CONTEMPLATED IN SECTION 12.9; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT APPLY TO DAMAGES OR LOSSES RELATED TO THIRD PARTY CLAIMS; BREACHES OF ARTICLES 9 OR 11; OR WILLFUL MISCONDUCT, GROSS NEGLIGENCE, NEGLIGENT OR INTENTIONAL MISREPRESENTATION OR FRAUD.
(b)    FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION SHALL BE INTERPRETED TO LIMIT THE INDEMNIFICATION OBLIGATION OF A PARTY IN CONNECTION WITH A THIRD PARTY CLAIM EVEN IF THE RELATED DAMAGES ARE CHARACTERIZED AS BEING SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT OR OTHER LIKE DAMAGES OR LOSSES.

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Article 9
INTELLECTUAL PROPERTY RIGHTS
9.1    Transfer of IP. Manufacturer acknowledges that, as between the parties, Company is the sole and exclusive owner of the Company IP. Company hereby grants a non-exclusive license during the Term to Manufacturer under the Company IP, Company Project IP and Company’s interest in Other Project IP solely to the extent necessary for Manufacturer to fulfill its obligations to the Company under this Agreement. Manufacturer covenants that it shall not use the Company IP, Company Project IP, or Other Project IP owned by Company for any purpose beyond the scope of the license granted in the foregoing sentence.
9.2    Project IP. Company shall be the sole and exclusive owner of all Project IP (i) related to the Product, including, without limitation, its development, specifications, testing, ingredient contents and ratios, manufacture process, formulation, and ingredient profiles, or (ii) based on, derived from or using any Company IP or Company Confidential Information (“Company Project IP”). Manufacturer hereby assigns to Company all of its right, title and interest in and to all Company Project IP. Manufacturer agrees to execute such documents and take such actions as Company may from time to time reasonably request to effect the foregoing assignment. Ownership of all Project IP other than Company Project IP shall be owned by the developing party (“Other Project IP”). Manufacturer hereby grants to Company a worldwide, irrevocable, royalty-free nonexclusive license for any purpose to the Other Project IP in which it has any right, title or interest.
Article 10
TERM AND TERMINATION
10.1    Term. Unless earlier terminated as permitted herein, this Agreement shall commence on the Effective Date and shall expire three (3) years thereafter (the “Initial Term”) and shall automatically extend for additional one (1) year terms (if any, a “Renewal Term” and, together with the Initial Term, the “Term”), unless either Party provides written notice of non-renewal no less than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term.
10.2    General Termination Rights. Either Party may terminate this Agreement as follows:
(a)    immediately by providing written notice upon the bankruptcy of the other Party, which bankruptcy is not resolved or withdrawn within ninety (90) days of its filing; or
(b)    by giving to the other Party sixty (60) days prior written notice upon the material breach of any representation, warranty or any other provision of this Agreement by the other Party if the breach is not cured within sixty (60) days after written notice thereof to the Party in default.

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10.3    Termination.
(a)    Company and/or Manufacturer may terminate this Agreement at any time by giving three (3) months’ prior written notice to the other Party; provided, however, termination by Manufacturer pursuant to this Section 10.3(a) shall not relieve Manufacturer of its obligation to fulfill any outstanding Firm Purchase Orders.
(b)    Company or Manufacturer shall have the right to terminate this Agreement upon written notice to the other Party should any Adverse Supply Event continue for more than three (3) months or due to a continuing Force Majeure as contemplated in Section 12.1.
(c)    Company or Manufacturer shall have the right to immediately terminate this Agreement upon the breach by the other Party of its noncompetition obligations under this Agreement, as set forth in Section 11.6.
10.4    Termination/Accrued Obligations. Termination of this Agreement shall not relieve either Party of any liability which has accrued prior to the effective date of such termination, nor prejudice either Party’s right to obtain performance of any obligation provided for in this Agreement, which by its express terms or context survives termination, provided that (i) with respect to a termination by Company pursuant to Section 10.2 or 10.3(a), (b) or (c), Company shall not be obligated to purchase any further Product, but if Manufacturer is capable of manufacturing Product as required by this Agreement within three (3) months thereafter, it may require Manufacturer to fill all outstanding Firm Purchase Orders as of the date of termination and for such longer period required for transfer of Product manufactured to another manufacturer, and (ii) with respect to a termination by Manufacturer pursuant to Section 10.2, or a termination by Company pursuant to Section 10.3(a), Company shall be obligated to purchase all Product ordered pursuant to Firm Purchase Orders, assuming that production of Product shall be wound down promptly and ceased as soon as reasonably practicable by Manufacturer. In any event, Manufacturer shall, at its own cost and expense, return to Company any Materials in Manufacturer’s possession.
10.5    Survival. Expiration or early termination of this Agreement shall not relieve either Party of any obligations that it may have incurred prior to expiration or early termination and all covenants and agreements contained in this Agreement, which by their terms or context are intended to survive, shall continue in full force and effect, including without limitation, Articles 7 through 12, as well any relevant provisions of the Quality Agreement.

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Article 11
CONFIDENTIAL INFORMATION
11.1    Nondisclosure. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Manufacturer agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Company, and shall not use Confidential Information disclosed to it by Company, for any purpose other than to fulfill Manufacturer’s obligations hereunder. Company agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Manufacturer, and shall not use Confidential Information disclosed to it by Manufacturer, for any purpose other than to fulfill Company’s obligations hereunder. Company shall have the right to share the terms of this Agreement and this Agreement with its current and potential collaborators, partners, and investors who are obligated to keep its terms confidential. Without limiting the generality of the foregoing, Manufacturer hereby agrees that it shall disclose the cost of Materials and Product pricing only to such of its senior management personnel who have a need to know such information. Manufacturer shall protect the Products from unauthorized copying, reproduction, dissemination or disclosure and from other unauthorized use including, without limitation, unauthorized use during any manufacturing or scrap processes.
11.2    Exceptions to Duty of Nondisclosure. Notwithstanding the above, nothing contained in this Agreement shall preclude Company from utilizing Confidential Information as may be necessary in prosecuting patent rights related to Product, obtaining governmental marketing approvals, or complying with other governmental laws and regulations or court orders (provided that the Party disclosing such information uses reasonable efforts to seek confidential treatment of such information). The obligations of the Parties relating to Confidential Information shall expire ten (10) years after the termination of this Agreement. In addition, if either Party, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the Securities and Exchange Commission, then such Party shall have the right to file this Agreement (or such other documents) with the Securities and Exchange Commission, provided that such Party notifies the other Party reasonably in advance of such filing and uses commercially reasonable efforts to obtain confidential treatment of the material terms and conditions of this Agreement (consistent with Applicable Law).
11.3    Return of Confidential Information. Upon termination of this Agreement, the receiving Party shall, if so requested by the disclosing Party, promptly return to the disclosing Party the originals and all copies of any Confidential Information (including all extracts, summaries and derivatives thereof) then in the receiving Party’s possession or under the receiving Party’s control. Notwithstanding the foregoing, the receiving Party may retain one (1) copy of such Confidential Information for legal archival purposes, provided that such copy shall be kept confidential after the termination or expiration of this Agreement.

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11.4    Handling and Reconstruction of and Access to Confidential Information. Each Party shall maintain the originals or electronic copies of all documents containing disclosing Party’s Confidential Information according to its own internal quality procedures, cGMP and Applicable Laws. Accordingly, each Party shall ensure that such procedures incorporate and maintain appropriate safety and facility procedures, data security procedures and other safeguards against the destruction, loss, or alteration of the disclosing Party’s Confidential Information in the possession of the receiving Party, including procedures for the recovery and reconstruction of lost Confidential Information. At no time shall the receiving Party store or hold the disclosing Party’s Confidential Information in a form or manner not promptly accessible to the disclosing. Each Party agrees that it shall not withhold from the other any Confidential Information as a means of resolving a dispute.
11.5    Public Announcements. Neither Party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document without the prior written consent of the other Party, except as may be required by law, regulation, including SEC regulation, or judicial order, in which case the Party required to make the public announcement or public statement shall use commercially reasonable efforts to obtain the approval of the other Party as to form, nature and extent of the public announcement or public statement prior to issuing the same.
11.6    Noncompetition. Manufacturer shall not manufacture, produce, develop, solicit or market the Product or any product using or incorporating the Company’s proprietary Technology utilized hereunder, other than for Company pursuant to the terms of this Agreement. Manufacturer shall not manufacture, produce, develop, solicit or market any product that is substantially similar to the Product during the Term and for three (3) years thereafter, without the prior written consent of Company.
11.7    Injunctive Relief. In the event of a breach or threatened breach by a Party of any provision of this Section, the other Party shall be authorized and entitled to obtain from any court of competent jurisdiction equitable relief, whether preliminary or permanent, in addition to any other rights or remedies to which such Party may be entitled in law or equity.
Article 12
MISCELLANEOUS
12.1    Force Majeure and Failure of Suppliers.
(a)    Excusable Delay. Any delay in the performance of any of the duties or obligations of either Party hereto (except the payment of money) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God, acts of a public enemy or other terrorist acts, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires,

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explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the Party so affected, but not an Adverse Supply Event (a “Force Majeure”). The effected Party shall give prompt notice to the other Party of such cause and a good faith estimate of the continuing effect of the Force Majeure condition and duration of the affected Party’s nonperformance, and shall take promptly whatever reasonable steps are necessary or appropriate to relieve the effect of such cause(s) as rapidly as possible. Subject to the provisions of Section 12.1(b), if a Force Majeure prevents Manufacturer from manufacturing Products ordered by Company hereunder for more than three (3) months, then Company may terminate this Agreement immediately without further obligation to Manufacturer.
(b)    Transfer of Production. If Manufacturer becomes subject to a Force Majeure event which prevents or substantially interferes with manufacture of the Products at Manufacturer’s manufacturing facility, the Parties shall mutually agree on implementation of an agreed-upon action plan to transfer production of the Products to another Manufacturer facility or another manufacturer. The Parties shall, after the execution of this Agreement and at the request of either Party, meet to discuss and define such an action plan.
(c)    Suppliers. With respect to any components or materials supplied by Manufacturer in connection with this Agreement, the Parties understand and agree that Company shall approve in advance the suppliers chosen by Manufacturer. Manufacturer shall be fully responsible for the timely and complete performance of all the suppliers it utilizes in connection herewith and the satisfaction of the Product Specifications and other requirements except for those materials supplied by the Company.
12.2    Notices. All notices hereunder shall be delivered as follows: (a) personally; (b) by facsimile and confirmed by first class mail (postage prepaid); (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service, to the following addresses of the respective Parties:

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If to Company:	With a copy to:
LifeVantage Corporation 9815 S. Monroe Street Sandy, Utah 84970 Attention: General Counsel Telephone: (801) 432-9000 Facsimile: (801) 906-7097	Kirt Shuldberg Sheppard, Mullin, Richter & Hampton LLP 12775 El Camino Real San Diego, CA 92130 Telephone: (858) 720-8900 Facsimile: (858) 509-3691
If to Manufacturer:	With copy to:
Deseret Laboratories, Inc. 1414 East 3850 South St. George, Utah 84790 Attn: Mark H. Gubler Telephone: (435) 628-8786 Facsimile: (435) 673-1202	Deseret Laboratories, Inc. 1414 East 3850 South St. George, Utah 84790 Attn: Scott A. Gubler Telephone: (435) 628-8786 Facsimile: (435) 673-1202
Notices shall be effective upon receipt if personally delivered or delivered by facsimile and confirmed by first class mail, on the fifth business day following the date of registered or certified mailing or on the first business day following the date of or delivery to the overnight courier. A Party may change its address listed above by written notice to the other Party.
12.3    Choice of Law/Venue/Jurisdiction. This Agreement shall be construed, interpreted and governed by the laws of the State of Utah, excluding its choice of law provisions. The United Nations Convention on the International Sale of Goods is hereby expressly excluded. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in the state or federal courts located in the City of Salt Lake City, Utah and each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.
12.4    Assignment. Manufacturer acknowledges that the rights granted by Company to Manufacturer in this Agreement are unique to Manufacturer. This Agreement may not be assigned or transferred, in whole or in part, by Manufacturer, by operation of law or otherwise, without the prior written consent of Company, which consent may be withheld in Company’s sole discretion. Notwithstanding the foregoing, this Agreement shall be freely assignable by Company. Manufacturer agrees, upon request, to execute, acknowledge and deliver to such successor any additional documents that such successor may deem necessary to effectuate or evidence such assignment.  No assignment shall relieve any Party of its responsibility hereunder.
12.5    Entire Agreement. This Agreement, together with the Exhibits referenced and incorporated herein, constitute the entire agreement between the Parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto.

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12.6    Severability. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
12.7    Waiver-Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.
12.8    Insurance. Manufacturer shall, at its own cost and expense, obtain and maintain in full force and effect the following insurance during the Term: (A) Commercial General Liability, including personal and advertising injury insurance and contractual liability insurance, with a per occurrence limit of not less than One Million Dollars per occurrence and aggregate (this limit can be satisfied using a primary general liability policy in combination with an umbrella policy); (B) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than One Million Dollars and (C) Worker’s Compensation and Employer’s Liability Insurance with statutory limits for Workers’ Compensation and Employer’s Liability insurance limits of not less than One Million Dollars per accident. In the event that any of the required policies of insurance are written on a claims-made basis, then such policies shall be maintained during the entire Term and for a period of not less than two (2) years following the expiration or termination of this Agreement. Upon written request, Manufacturer shall furnish certificates of insurance to Company as soon as practicable after the Effective Date and within thirty (30) days after renewal of such policies. Manufacturer shall name Company as an additional insured party under its insurance policies of said types evidencing the required insurance policies to Company. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.
12.9    Exhibits. All Exhibits referred to herein are hereby incorporated by reference.
12.10    Further Actions. The Parties shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments, and to do and cause to be done such further acts that may be necessary to carry out the provisions and purposes of this Agreement, notwithstanding any expiration or termination of this Agreement.
12.11    Subcontracting. Manufacturer shall not assign, subcontract or delegate any of its rights or obligations under this Agreement without the express prior written authorization of Company. Manufacturer shall cause any such authorized subcontractor to be subject by contract to the same restrictions, exceptions, obligations, reports, termination provisions, confidentiality provisions, and other provisions contained in this Agreement as are applicable to Manufacturer.

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Manufacturer shall remain primarily obligated for all acts and omissions of any of its subcontractors as if Manufacturer had performed the subcontracted obligations itself, and shall guarantee the performance of the same.
12.12    Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and to each of their respective successors and permitted assigns.
12.13    Independent Contractor. This Agreement shall not be deemed to create any partnership, joint venture, or agency relationship between the Parties. Each Party shall act hereunder as an independent contractor, and its agents and employees shall have no right or authority under this Agreement to assume or create any obligation on behalf of, or in the name of, the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
12.14    Counterparts. This Agreement may be executed by original or facsimile signature in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.15    Headings. The headings used in this Agreement are for convenience only and are not a part of this Agreement.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

LIFEVANTAGE CORPORATION By: /s/ Douglas C. Robinson Name: Douglas C. Robinson Title: President and Chief Executive Officer	DESERET LABORATORIES, INC. By: /s/ Scott A. Gubler Name: Scott A. Gubler Title: President and Chief Executive Officer

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EXHIBIT A

Product Pricing

Product	LifeVantage Item Number	Manufacturer Item Key	Price
Protandim Mexico 30 ct	3010MX	LIF-05	[***]
Protandim US 30 ct	3010US	LIF-06	[***]
Protandim US Bulk Tbs/M	100160	LIF-06T	[***]
Canine Health US 30 ct	1500US	LIF-07	[***]
Protandim Japan 30 ct	3015JP	LIF-09	[***]
Protandim JP Bulk Tbs/M	100185	LIF-09T	[***]
Protandim Hong Kong 30 ct	3010HK	LIF-10	[***]
Protandim Canada 30 ct	3010CA	LIF-12	[***]
Canine Health Japan 30 ct	1500JP	LIF-13	[***]

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